EXHIBIT 3.1

[UNOFFICIAL TRANSLATION]


MEMORANDUM OF ASSOCIATION

OF

POWER COMPONENTS TECHNOLOGIES (1994) LTD.


1.   Name of the Company:

     In Hebrew [OMITTED FROM TRANSLATION]
     In English: Power Components Technologies (1994) Ltd.

2.   The primary objectives for which the Company was established are:

     (a) to conduct the business of production, development and marketing of power supplies and output components.

     (b)  initiation of business and commercial.

     (c) to conduct an investment company's business with all its branches located within and outside the State of Israel.

3.   The liability of the members is limited.

4. The share capital of the Company is 23,800 divided into 23,800 Ordinary Shares of 1.00 New Israeli Shekels each.

We, the undersigned, want to incorporate pursuant to this Memorandum of Association and we agree to partake in the number of shares in the capital of the Company as is set opposite to each of our respective names.

NAMES OF SIGNATORIES (I.D. NUMBER,               NUMBER OF            SIGNATURES
 ADDRESS, DESCRIPTION)                           SHARES TAKEN

Atias Ilan, 056502008, Kadima  29/A, Haifa           1,000
Heller Amit, 024846495, Tabib 20, Petach Tikva       1,000
Rotem Igal, 056190077, Sokolov 17, Petach Tikva      1,000

                                      TOTAL          3,000
                                                     -----



This 26th day of September, 1994


Witness to the above signatures:    __________________________